EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
BOARD REJECTS OFFER AS NOT A SUPERIOR PROPOSAL

        Scarsdale, New York, January 17, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that its Board of Directors rejected an offer to purchase all of the outstanding shares of NHHC for $12.00 per share in cash as not constituting a Superior Proposal within the meaning of the Agreement and Plan of Merger between the Company and affiliates of Angelo Gordon & Co. previously announced.

        On January 9, 2007 the Chairman of the Special Committee of the Board of Directors of NHHC received a proposal from Premier Home Health Care Services, Inc. offering to acquire all of the outstanding shares of NHHC for $12.00 per share in cash. The proposal was expressly subject to an open-ended due diligence out and a financing condition and contained no information about the source or likelihood of obtaining such financing. The Special Committee of the Board of Directors met on January 15 and recommended unanimously to the Board of Directors that the Board reject the offer as not constituting a Superior Proposal and the Board of Directors unanimously accepted the recommendation of the Special Committee.

CONTACT:	Steven Fialkow, President and Chief Executive Officer or Robert P. Heller, Chief Financial Officer (914) 722-9000.